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                           [LETTERHEAD OF COMDISCO]


                               February 9, 1995

The Board of Directors of
Comdisco, Inc.
6111 North River Road
Rosemont, Illinois  60018

   Re:  Registration of $500 Million in Senior Debt Securities of Comdisco, Inc.
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Gentlemen:

   Reference is made to the form of the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Commission") on February 10, 1995 (the "Registration Statement") by Comdisco, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to $500,000,000 in aggregate principal amount of Senior Debt Securities of the Company (the "Debt Securities") for issuance from time to time pursuant to Rule 415 under the Act. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

   In this connection, I have examined the Restated Certificate of Incorporation and By-laws of the Company, each as amended to date, and the Indenture dated as of February 1, 1995 between the Company and The Fuji Bank and Trust Company, as trustee (the "Indenture"), pursuant to which the Debt Securities will be issued. I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, proposed issuance and sale of the Debt Securities, and I have examined the originals, or copies, certified or otherwise identified, of corporate records of the Company, certificates of public officials and the representatives of the Company, statutes and other documents and instruments, as the basis for the opinion hereinafter expressed.

   Based upon the foregoing examination, and in reliance thereon, I am of the opinion that when the Registration Statement has become effective, and subject to the terms of the Debt Securities being otherwise in compliance with applicable law, the Debt Securities, when duly authorized, executed, authenticated and delivered in the form contemplated by the applicable Indenture and in accordance with the terms of the applicable resolutions of the Board of Directors of the Company, such Indenture and any legally required consents, approvals, authorizations and other orders of the Commission or any other judicial or regulatory authorities to be obtained, against payment therefor as described in the
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                              [LOGO OF COMDISCO]

Comdisco, Inc.
February 9, 1995
Page 2

Registration Statement, will be legally issued and will constitute binding obligations of the Company, entitled to the benefits of the applicable Indenture.

   The foregoing opinion is subject to (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) with respect to the enforceability of the Indenture and the Debt Securities, to general principles of equity (regardless of whether such enforceability is considered in an action at law or in equity).

   I am qualified to practice law in the State of Illinois and do not purport to be an expert on, or to express any opinion herein concerning any law other than the laws of the State of Illinois, the corporation laws of the State of Delaware, and the federal laws of the United States. Without limiting the generality of the foregoing, I express no opinion as to the effect of the law of any jurisdiction other than the State of Illinois or the corporate law of Delaware.

   I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption "LEGAL MATTERS" in the Prospectus forming a part of the Registration Statement.

                              Very truly yours,


                              /s/ Jeremiah M. Fitzgerald
                              --------------------------
                              Jeremiah M. Fitzgerald
                              Vice President and General Counsel